Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2013 relating to the consolidated financial statements of Citizens Republic Bancorp, Inc., which is included in FirstMerit Corporation’s Current Report on Form 8-K dated April 12, 2013.

/s/ Ernst & Young LLP

Detroit, Michigan

June 18, 2013